Exhibit 5.1

john H. Sellers

(650) 843-5070

jsellers@cooley.com

October 4, 2016

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on a Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus (the “Base Prospectus”) filed as part of the Registration Statement. The Base Prospectus provides that it will be supplemented in the future by one or more related prospectus supplements (each, a “Prospectus Supplement”),  and any free-writing prospectus(es). The Registration Statement, including the Base Prospectus as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es), covers the registration of (a) up to $80,000,000 of shares (the “Company Shares”) of the Company’s common stock, par value $0.0025 (“Common Stock”) to be sold by the Company and (b) the resale of up to 8,261,882 shares (the “Resale Shares” and, together with the Company Shares, the “Shares”) of Common Stock currently held by, or issuable to, certain selling stockholders to be identified in one or more Prospectus Supplements.

Of the Resale Shares, 7,927,397 of the Resale Shares are currently outstanding (the “Outstanding Resale Shares”) and the remaining 334,485 Resale Shares (the “Option Resale Shares”) are issuable pursuant to vested Company options currently outstanding (the “Options”).

The Company Shares and the Resale Shares are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due authorization, execution and

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

NeoPhotonics Corporation Page 2

delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that due authorization is not assumed as to the Company).  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Option Resale Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the Option Resale Shares are issued pursuant to the terms of the Options as are currently in effect.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.The Outstanding Resale Shares have been validly issued and are fully paid and non-assessable;

2. The Option Resale Shares, when issued and sold pursuant to the terms of the Options, will be validly issued, fully paid and non-assessable.

3. With respect to the Company Shares, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Company Shares has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Company Shares do not violate any applicable law, is in conformity with the Company’s then operative amended and restated certificate of incorporation and amended and restated bylaws), does not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Company Shares, when sold and issued as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:       /s/ John Sellers

John H. Sellers

136586782 v4

 Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com